EXHIBIT 4.1

SECOND AMENDMENT

This SECOND AMENDMENT (“Amendment”) dated as of September 22, 2014 (the “Amendment Effective Date”) is by and among Pioneer Energy Services Corp. (f/k/a Pioneer Drilling Company), a Texas corporation (the “Borrower”), the Lenders party hereto, and Wells Fargo Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
WHEREAS, the Borrower, the lenders from time to time party thereto (the “Lenders”), and the Administrative Agent are parties to the Amended and Restated Credit Agreement dated as of June 30, 2011, as amended by the First Amendment thereto dated as of March 3, 2014 (as so amended, and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, Goldman Sachs Bank USA, Regions Bank, Santander Bank, N.A., Sumitomo Mitsui Banking Corporation and Amegy Bank National Association (each a “New Lender”) and the other parties to the Credit Agreement have agreed that each New Lender will become a party to the Credit Agreement as a Lender with a Revolving Commitment in the amount set forth across from such New Lender’s name on Schedule 2.1 attached hereto as of the Amendment Effective Date;
WHEREAS, Caterpillar Financial Services Corporation (the “Exiting Lender”) and the other parties to the Credit Agreement have agreed that each Exiting Lender will cease to be a Lender as of the Amendment Effective Date; and
WHEREAS, subject to the terms and conditions set forth herein, the parties hereto wish to amend certain provisions of the Credit Agreement as set forth below.
NOW THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
AGREEMENT
Section 1.Defined Terms. Unless otherwise defined in this Amendment, each capitalized term used in this Amendment has the meaning given such term in the Credit Agreement, as amended by this Amendment.

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Section 2.    Amendments to the Credit Agreement.
(a)    Section 1.1 of the Credit Agreement is hereby amended by amending and restating the pricing grid in the definition of “Applicable Margin” as follows:

Applicable Margin	Total Leverage Ratio	Eurodollar Advances	Base Rate Advances	Commitment Fee
Level I	Is less than 1.50	2.00%	1.00%	0.40%
Level II	Is equal to or greater than 1.50 but less than 2.50	2.25%	1.25%	0.50%
Level III	Is equal to or greater than 2.50 but less than 3.50	2.50%	1.50%	0.50%
Level IV	Is equal to or greater than 3.50	3.00%	2.00%	0.50%

(b)    Section 1.1 of the Credit Agreement is hereby amended by amending and restating the following defined terms in their entirety as follows:
"Change in Law" means, after the Effective Date, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by financial institutions generally, including a Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
"Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural Person) approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time such Person becomes a Lender in accordance with Section 9.7, the Borrower, such approval not to be unreasonably withheld or delayed by the Borrower or the Administrative Agent; provided, however, that none of the Borrower, any Affiliate of the Borrower, any Defaulting Lender, any Subsidiary of a Defaulting Lender or any Person that would be a Defaulting Lender or a Subsidiary of a

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Defaulting Lender immediately upon becoming a Lender shall qualify as an Eligible Assignee.
"Fee Letters" means, collectively, (a) that certain increase and extension amendment engagement letter dated as of September 2, 2014 among the Borrower, Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and (b) that certain agency fee letter dated as of September 2, 2014 between the Borrower and the Administrative Agent.
"Maturity Date" means the earlier of (a) September 22, 2019 and (b) the earlier termination in whole of the Total Commitment pursuant to Section 2.1(b) or Article 7.
"Obligations" means (a) all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any of the Credit Parties to the Lenders, the Swing Line Lender, the Issuing Lender, or the Administrative Agent under this Agreement and the Credit Documents, including, the Letter of Credit Obligations, and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations, (b) all obligations of any of the Credit Parties owing to any Swap Counterparty under any Hedging Arrangements entered into between such Swap Counterparty and any of the Credit Parties; provided that, with respect to any Credit Party which is not a Qualified ECP Guarantor, the “Obligations” shall exclude any Excluded Swap Obligations, and (c) all obligations of any of the Credit Parties owing to any Cash Management Bank under any Cash Management Agreements entered into between such Cash Management Bank and any of the Credit Parties.
(c)    Section 1.1 of the Credit Agreement is hereby amended by inserting the following new defined terms in their appropriate alphabetical order:
“Additional Lender” has the meaning set forth in Section 2.1(e).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Commitment Increase” has the meaning set forth in Section 2.1(e).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the

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Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“Increase Date” has the meaning set forth in Section 2.1(e).
“Increasing Lender” has the meaning set forth in Section 2.1(e).
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Sanctions” has the meaning set forth in Section 6.6.
“Second Amendment Effective Date” means September 22, 2014.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
(d)    Section 2.1 of the Credit Agreement is hereby amended by adding the following as new paragraph (e) thereof:
(e)    Increase in Revolving Commitments.
(i)    At any time from and after the Second Amendment Effective Date and prior to the Business Day immediately preceding the Maturity Date, the Borrower may effectuate one or more increases in the aggregate Revolving Commitments (each such increase being a “Commitment Increase”), by designating either one or more of the existing Lenders (each of which, in its sole discretion, may determine whether and to what degree

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to participate in such Commitment Increase) or one or more other Eligible Assignees that at the time agree, in the case of any such Eligible Assignee that is an existing Lender to increase its Revolving Commitment as such Lender shall so select (an “Increasing Lender”) and, in the case of any other Eligible Assignee that is not an existing Lender (an “Additional Lender”), to become a party to this Agreement as a Lender; provided, however, that (i) each such Commitment Increase shall be equal to at least $25,000,000, (ii) all Revolving Commitments and Revolving Advances provided pursuant to a Commitment Increase shall be available on the same terms as those applicable to the existing Revolving Commitments and Revolving Advances, except as to upfront fees which may be as agreed to between the Borrower and such Increasing Lender or Additional Lender, as the case may be, (iii) the aggregate of all such Commitment Increases after the Second Amendment Effective Date shall not exceed an amount equal to $100,000,000, (iv) such Commitment Increase shall not effect an increase in the aggregate Revolving Commitments if the Maturity Date has occurred and (v) if the Borrower requests a Commitment Increase to be effective on the Second Amendment Effective Date, the amount of such Commitment Increase may not exceed $50,000,000. The Borrower shall provide prompt notice of such proposed Commitment Increase pursuant to this Section 2.1(e) to the Administrative Agent and the Lenders. This Section 2.1(e) shall not be construed to create any obligation on the Administrative Agent or any of the Lenders to advance or to commit to advance any credit to the Borrower or to arrange for any other Person to advance or to commit to advance any credit to the Borrower.
(ii)    The Commitment Increase shall become effective on the date (the “Increase Date”) on or prior to which each of following conditions shall have been satisfied: (i) the receipt by the Administrative Agent of (A) an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Borrower, each Increasing Lender and/or each Additional Lender, setting forth the Revolving Commitments of each such Increasing Lender and/or Additional Lender and, if applicable, setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender and (B) such evidence of appropriate authorization on the part of the Credit Parties with respect to such Commitment Increase and such legal opinions as the Administrative Agent may reasonably request, (ii) the funding by each Increasing Lender and Additional Lender of the Revolving Advances to be made by each such Lender to effect the prepayment requirement set forth in Section 2.5(c)(iv), (iii) receipt by the Administrative Agent of a certificate of a Responsible Officer of the Borrower certifying (A) both before and after giving effect to such Commitment Increase, no Default has occurred and is continuing, (B) all representations and warranties made by the Borrower in this Agreement are true and correct in all material respects, unless such representation or warranty relates to an earlier date

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which remains true and correct in all material respects as of such earlier date, and (C) the pro forma compliance with the covenants in Sections 6.17, 6.18 and, if applicable, 6.19, after giving effect to any borrowings on the Increase Date under such Commitment Increase, and (iv) receipt by the Increasing Lender or Additional Lender, as applicable, of all such fees as agreed to between such Increasing Lender and /or Additional Lender and the Borrower.
(iii)    On such Increase Date, each Lender’s share of the Letter of Credit Exposure and participations in respect of Swing Line Advances on such date shall automatically be deemed to equal such Lender’s Pro Rata Share of such Letter of Credit Obligations and participations in respect of Swing Line Advances (such Pro Rata Share for such Lender to be determined as of the Increase Date in accordance with its Revolving Commitment on such date as a percentage of the aggregate Revolving Commitments on such date) without further action by any party.
(e)    Section 2.5(c) of the Credit Agreement is hereby amended by adding the following as new sub-paragraph (iv) thereof:
(iv)    If an increase in the aggregate Revolving Commitments is effected as permitted under Section 2.1(e), the Borrower shall be deemed to have repaid any Revolving Advances outstanding on the date such increase is effected with the proceeds of Revolving Advances to the extent necessary to keep the outstanding Revolving Advances ratable to reflect the revised Pro Rata Shares of the Lenders arising from such increase. Any prepayment made by Borrower in accordance with this clause (iv) shall be deemed to have been made with the proceeds of Revolving Advances made by all the Revolving Lenders in connection with such increase occurring simultaneously with the prepayment.
(f)    Section 2.11(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(b)    Capital Adequacy. If, after the Effective Date, any Lender shall have determined that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the capital of financial institutions generally, including such Lender or any corporation controlling such Lender, as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy and liquidity), then from time to time within three (3) Business Days after written demand by such Lender the Borrower shall pay to such Lender such additional amount or amounts as such Lender determines in good faith to be necessary to compensate such Lender for such reduction.

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(g)    Section 6.3(k)(ii)(A) of the Credit Agreement is hereby amended and restated in its entirety as follows: “(A) if the principal amount of the Investment is more than $1,000,000 individually or the aggregate amount of Investments (net of any repayments or return of assets in respect thereof) exceeds $5,000,000 in any fiscal year, the Asset Coverage Ratio is equal to or greater than 1.00 to 1.00 at the time of incurrence of such Investment”.
(h)    Section 6.6 of the Credit Agreement is hereby amended and restated in its entirety as follows:
Section 6.6. Use of Proceeds. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, (a) use the proceeds of the Revolving Advances for any purposes other than (i) working capital purposes, (ii) to finance Acquisitions, Investments and Capital Expenditures permitted hereunder and (iii) general corporate purposes, including, without limitation, the refinancing of existing Indebtedness and the payment of fees and expenses related to the entering into of this Agreement and the other Credit Documents. The Borrower shall not, directly or indirectly, nor shall it permit any of its Subsidiaries to, use any part of the proceeds of Advances or Letters of Credit for any purpose which violates, or is inconsistent with, Regulations T, U, or X. The Borrower shall not, directly or indirectly, nor shall it permit any of its Subsidiaries to, use the proceeds of the Advances or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (x) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (y) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Advances, whether as underwriter, advisor, investor, or otherwise).
(i)    Section 6.9 of the Credit Agreement is hereby amended and restated in its entirety as follows:
Section 6.9    Restricted Payments. The Borrower shall not, nor shall it permit any Restricted Subsidiary to declare, pay or make any Restricted Payments except:
(a)    each Restricted Subsidiary may make Restricted Payments to the Borrower and any other Restricted Subsidiary (other than Global Holdings and its Subsidiaries);
(b)    each Subsidiary of Global Holdings may make Restricted Payments to Global Holdings and its Subsidiaries;

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(c)    so long as no Event of Default exists or would result from the making of such Restricted Payments, payments of principal and interest on any seller notes permitted under Section 6.1(j); provided that, during such Event of Default such principal and interest shall accrue and the same shall be permitted to be paid hereunder at such time as no Event of Default exists; and
(d)    the Borrower may repurchase its common Equity Interests in any amount so long as (i) no Default shall have occurred and be continuing or result therefrom, (ii) at least $25,000,000 of the Total Commitment is unused and available after giving effect to such Restricted Payment, (iii) the Borrower would be in compliance with the financial covenants set forth in Sections 6.17(a) and 6.18 as of the end of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements required by Section 5.2(a) or (b) have been delivered, after giving pro forma effect to such transaction and to any other event occurring during or after such period as to which pro forma recalculation is appropriate as if such transaction had occurred as of the first day of such period and (iv) the Senior Leverage Ratio is no greater than 2.00 to 1.00 as of the end of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements required by Section 5.2(a) or (b) have been delivered, after giving pro forma effect to such transaction and to any other event occurring during or after such period as to which pro forma recalculation is appropriate as if such transaction had occurred as of the first day of such period.
(j)    Section 7.6 of the Credit Agreement (Application of Payments) is hereby amended by adding the following new paragraph at the end thereof:
Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section.
(k)    Section 8.7 of the Credit Agreement (Resignation of Administrative Agent and Issuing Lender) is hereby amended by adding the following at the end thereof: “If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor.”
(l)    The Credit Agreement is hereby amended by adding the following as new Sections 9.19 and 9.20:
Section 9.19    Keepwell. The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the Guaranty in respect of Swap Obligations (provided, however, that the Borrower shall

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only be liable under this Section 9.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.19, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The Borrower intends that this Section 9.19 constitute, and this Section 9.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Section 9.20    No Fiduciary Duty. Each of the Administrative Agent, the Issuing Lender, the Swing Line Lender, the Lenders, and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.
(m)    Schedule 2.1 to the Credit Agreement (Revolving Commitments of the Lenders) is hereby amended and restated in its entirety in the form of Schedule 2.1 attached hereto.
Section 3.    Increase of the Revolving Commitments; New Lenders. As of the Amendment Effective Date, the aggregate Revolving Commitments shall be increased from $250,000,000 to $350,000,000. Upon the effectiveness of this Amendment pursuant to Section 6 below, each Lender’s Revolving Commitment (including each New Lender) shall be the Revolving Commitment set forth on Schedule 2.1 attached hereto. The Commitment Fees provided for in

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Section 2.7(a) of the Credit Agreement shall hereafter be computed on the basis of the aggregate Revolving Commitments as so increased. Each New Lender is hereby made a party to the Credit Agreement as a Lender with a Revolving Commitment in the amount set forth across from such New Lender’s name on Schedule 2.1 attached hereto.
Section 4.    Assignment.
(a)    For an agreed consideration, each Exiting Lender, Wells Fargo Bank, N.A., Bank of America, N.A., Royal Bank of Canada, and Comerica Bank (each, an “Assignor”) hereby irrevocably sells and assigns to each New Lender and Whitney Bank (each, an “Assignee”), and each Assignee hereby irrevocably purchases and assumes from the respective Assignors, subject to and in accordance with the terms and conditions of this Section 4 and the Credit Agreement, as of the Amendment Effective Date (i) all of the respective Assignors' rights and obligations in their respective capacities as Lenders under the Credit Agreement and any other documents or instruments delivered pursuant thereto (including without limitation any letters of credit and guarantees included in such facilities) that would result in the Assignors and the Assignees having the respective Revolving Commitments set forth in Schedule 2.1 attached hereto and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the respective Assignors (in their respective capacities as Lenders) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by any Assignor to any Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as an "Assigned Interest"). Each such sale and assignment is without recourse to any Assignor and, except as expressly provided in this Section 4, without representation or warranty by any Assignor.
(b)    Each Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the relevant Assigned Interest, (ii) such Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to consummate the transactions contemplated by this Section 4; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, its Subsidiaries or any other Person obligated in respect of any Credit Document, or (iv) the performance or observance by the Borrower, its Subsidiaries or any other Person of any of its obligations under any Credit Document.
(c)    Each Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to consummate the transactions contemplated by this Section 4, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be

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required under the Credit Agreement), (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the relevant Assigned Interest and either it, or the person exercising discretion in making its decision to acquire such Assigned Interest, is experienced in acquiring assets of such type, (iv) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Amendment and to purchase such Assigned Interest, and (v) if it is not incorporated under the laws of the United States of America or a state thereof, it has delivered to the Borrower any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by such Assignee; and (b) agrees that it will, independently and without reliance on the Administrative Agent, any Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents.
(d)    From and after the Amendment Effective Date, the Administrative Agent shall make all payments in respect of each Assigned Interest (including payments of principal, interest, fees and other amounts) to the relevant Assignee whether such amounts have accrued prior to, on or after the Amendment Effective Date. The Assignors and the Assignees shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Amendment Effective Date or with respect to the making of this assignment directly between themselves.
Section 5.    Exiting Lender. Effective as of the Amendment Effective Date, each Exiting Lender shall cease to be a Lender, shall have no Commitments under the Credit Agreement, and shall relinquish its rights (provided that it shall still be entitled to any rights of indemnification in respect of any circumstance or event or condition arising prior to the Amendment Effective Date) and be released from its obligations under the Credit Agreement and the other Credit Documents.
Section 6.    Conditions to Effectiveness. This Amendment shall become effective as of the Amendment Effective Date upon the satisfaction of the following conditions precedent:
(a)    Documentation. The Administrative Agent shall have received the following, duly executed by all the parties thereto:
(i)    counterparts of this Amendment executed by the Borrower, each Guarantor, the Administrative Agent and each of the Lenders;
(ii)    a Revolving Note payable to each Lender in the amount of such Lender’s Revolving Commitment, as amended hereby, if requested by the applicable Lender;
(iii)    a certificate from a Financial Officer of the Borrower certifying that, before and after giving effect to the Borrowings contemplated under the Credit Agreement, the Borrower and each of its Restricted Subsidiaries, taken as a whole, are Solvent (assuming with respect to each Guarantor, that the fraudulent conveyance savings language and the contribution provisions contained in the Guaranty will be given full effect);

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(iv)    a secretary's certificate from Borrower and each Guarantor certifying such Person's (A) officers' incumbency, (B) authorizing resolutions, (C) Organization Documents, and (D) governmental approvals, if any, with respect to this Amendment and the other Credit Documents to which such Person is a party;
(v)    certificates of good standing for the Borrower and each Guarantor in each state in which such Person is organized, which certificate shall be dated a date not sooner than thirty (30) days prior to the Amendment Effective Date; and
(vi)    a legal opinion of Fulbright & Jaworski LLP counsel to the Credit Parties.
(b)    Payment of Fees. The Borrower shall have paid the fees and expenses required to be paid as of the Amendment Effective Date pursuant to the Fee Letters (as such defined term is amended hereby) and Section 9.1 of the Credit Agreement.
(c)    Representations and Warranties. The representations and warranties of each Credit Party contained in the Credit Documents (as amended by this Amendment) shall be true and correct in all material respects on and as of the date hereof, other than those representations and warranties that expressly relate solely to a specific earlier date, which shall remain true and correct in all material respects as of such earlier date; and
(d)    No Default. No Default or Event of Default shall have occurred and be continuing.
Section 7.    Representations and Warranties. Each Credit Party hereby represents and warrants that after giving effect hereto:
(a)    the representations and warranties of such Credit Party contained in the Credit Documents (as amended by this Amendment) are true and correct in all material respects on and as of the date hereof, other than those representations and warranties that expressly relate solely to a specific earlier date, which shall remain true and correct in all material respects as of such earlier date; and
(b)    no Default or Event of Default has occurred and is continuing.
Section 8.    Reaffirmation of Guaranty. Each undersigned Guarantor hereby ratifies, confirms, and acknowledges that its obligations under the Guaranty are in full force and effect and that each undersigned Guarantor continues to unconditionally and irrevocably, jointly and severally, guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, of all of the Obligations, as such Obligations may have been amended by this Amendment. Each undersigned Guarantor hereby acknowledges that its execution and delivery of this Amendment does not indicate or establish an approval or consent requirement by the Guarantors in connection with the execution and delivery of amendments to the Credit Agreement or any of the other Credit Documents.

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Section 9.    Effect of Amendment.
(a)    The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender, the Issuing Lender or the Administrative Agent under any of the Credit Documents, nor, except as expressly provided herein, constitute a waiver or amendment of any provision of any of the Credit Documents.
(b)    Upon and after the execution of this Amendment by each of the parties hereto, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Credit Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified hereby.
(c)    This Amendment is a Credit Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.
(d)    Except as specifically modified above, the Credit Agreement and the other Credit Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.
Section 10.    Governing Law. This AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
Section 11.    Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Transmission by facsimile or other electronic means of an executed counterpart of this Amendment shall be deemed to constitute due and sufficient delivery of such counterpart.
[Remainder of Page Intentionally Left Blank]

EXHIBIT 4.1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first above written.
BORROWER:
PIONEER ENERGY SERVICES CORP.
By:/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial Officer

GUARANTORS:

PIONEER DRILLING SERVICES, LTD.
PIONEER GLOBAL HOLDINGS, INC.
PIONEER PRODUCTION SERVICES, INC.
PIONEER WIRELINE SERVICES HOLDINGS, INC.
PIONEER WIRELINE SERVICES, LLC
PIONEER WELL SERVICES, LLC
PIONEER FISHING & RENTAL SERVICES, LLC
PIONEER COILED TUBING SERVICES, LLC

Each By:/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial Officer

Signature Page to Second Amendment to Amended and Restated Credit Agreement
Pioneer Energy Services Corp.

EXHIBIT 4.1

ADMINISTRATIVE AGENT:
WELLS FARGO BANK, N.A., in its capacity as Administrative Agent, Issuing Lender, Swing Line Lender and a Lender
By: /s/ Kristen Brockman
Name: Kristen Brockman
Title: Vice President

Signature Page to Second Amendment to Amended and Restated Credit Agreement
Pioneer Energy Services Corp.

EXHIBIT 4.1

BANK OF AMERICA, N.A., as a Lender

By: /s/ Rebecca L. Hetzer
Name: Rebecca L. Hetzer
Title: Senior Vice President

Signature Page to Second Amendment to Amended and Restated Credit Agreement
Pioneer Energy Services Corp.

EXHIBIT 4.1

ROYAL BANK OF CANADA, as a Lender

By: /s/ Jay T. Sartain
Name: Jay T. Sartain
Title: Authorized Signatory

Signature Page to Second Amendment to Amended and Restated Credit Agreement
Pioneer Energy Services Corp.

EXHIBIT 4.1

WHITNEY BANK, as a Lender

By:/s/ Paul W. Cole
Name: Paul W. Cole
Title: Senior Vice President

Signature Page to Second Amendment to Amended and Restated Credit Agreement
Pioneer Energy Services Corp.

EXHIBIT 4.1

REGIONS BANK, as a New Lender

By:/s/ Eyassu Menelik
Name: Eyassu Menelik
Title: Vice President

Signature Page to Second Amendment to Amended and Restated Credit Agreement
Pioneer Energy Services Corp.

EXHIBIT 4.1

SANTANDER BANK, N.A., as a New Lender

By: /s/ Aidan Lanigan
Name: Aidan Lanigan
Title: Senior Vice President

By: /s/ Puiki Lok
Name: Puiki Lok
Title: Vice President

Signature Page to Second Amendment to Amended and Restated Credit Agreement
Pioneer Energy Services Corp.

EXHIBIT 4.1

AMEGY BANK NATIONAL ASSOCIATION,
as a New Lender

By:/s/ Brad Ellis
Name: Brad Ellis
Title: Senior Vice President

Signature Page to Second Amendment to Amended and Restated Credit Agreement
Pioneer Energy Services Corp.

EXHIBIT 4.1

COMERICA BANK, as a Lender

By: /s/ Evan Elsea
Name: Evan Elsea
Title: Relationship Manager

Signature Page to Second Amendment to Amended and Restated Credit Agreement
Pioneer Energy Services Corp.

EXHIBIT 4.1

GOLDMAN SACHS BANK USA, as a New Lender

By: /s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

Signature Page to Second Amendment to Amended and Restated Credit Agreement
Pioneer Energy Services Corp.

EXHIBIT 4.1

SUMITOMO MITSUI BANKING CORPORATION, as a New Lender

By: /s/ James D. Weinstein
Name: James D. Weinstein
Title: Managing Director

Signature Page to Second Amendment to Amended and Restated Credit Agreement
Pioneer Energy Services Corp.

EXHIBIT 4.1

Solely for purposes of Sections 4 and 5:

CATERPILLAR FINANCIAL SERVICES CORPORATION, as an Exiting Lender

By: /s/ Adam Brown
Name: Adam Brown
Title: Credit Manager

Signature Page to Second Amendment to Amended and Restated Credit Agreement
Pioneer Energy Services Corp.

EXHIBIT 4.1

SCHEDULE 2.1
REVOLVING COMMITMENTS OF THE LENDERS

Lender	Revolving Commitment
Wells Fargo Bank, N.A.	$75,000,000.00
Bank of America, N.A.	$75,000,000.00
Royal Bank of Canada	$40,000,000.00
Whitney Bank	$30,000,000.00
Regions Bank	$25,000,000.00
Santander Bank N.A.	$25,000,000.00
Amegy Bank National Association	$20,000,000.00
Comerica Bank	$20,000,000.00
Goldman Sachs Bank USA	$20,000,000.00
Sumitomo Mitsui Banking Corporation	$20,000,000.00
TOTAL	$350,000,000.00